Transcript of Dycom Industries, Inc. second quarter earnings conference call that was held on Tuesday, February 19, 2002.

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DYCOM INDUSTRIES, INC.
2002 Second Quarter Earnings Conference Call
February 19, 2002


SPEAKERS:                  Steven E. Nielsen, President and Chief Executive
                           Officer Marc R. Tiller, Esq., General Counsel and
                           Corporate Secretary Richard L. Dunn, Senior Vice
                           President and Chief Financial Officer

OPERATOR:                  Ladies and gentlemen, thank you for standing by.
                           Welcome to the Second Quarter Earnings Call. At this time, all participant lines are in a listen-only mode. Later there will be questions and answers;
                           instructions will be given at that time. If you should require assistance during the call, please press zero, then star. As a reminder, the call is being recorded. I would now like to turn the call over to the President and CEO, Mr. Steven Nielsen.
                           Please go ahead.

Nielsen: Thank you, Rita. Good morning, everyone. I'd like to thank you for attending our Second Quarter Fiscal 2002 Dycom Earnings Conference Call. With me, we have in attendance Marc Tiller, our General Counsel, and Richard Dunn, our Chief Financial Officer. Now I will turn the call over to Marc Tiller.


Tiller: Thanks, Steve. Statements made in the course of this conference call that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to, the company's report on Form 10K for the year ended July 28, 2001, and the company's reports on Form 10Q for the quarters ended January 27, 2001, April 28, 2001, and October 27, 2001.
                           Copies of these filings may be obtained by contacting the company or the SEC. Steve.

Nielsen: Thanks, Marc. Yesterday we issued a press release announcing our second quarter fiscal 2002 earnings. Please note that for fiscal 2002, we adopted FAS 142, which eliminates goodwill amortization. Consequently, in order to insure accurate

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                           comparisons, all references to prior periods are pro
                           forma, as if we had not amortized goodwill.

                           For the quarter ending January 26, 2002, total contract revenues were $138.3 million versus $195.8 million in the year ago period, a decrease of 29 percent. Net income for the period was $5 million versus $14.1 million in the year-ago period, a decrease of 65 percent, while fully diluted earnings per share were $.12 cents versus $.33 cents, also a decrease of 64 percent.

                           Backlog at the end of the second quarter was $953.8 million versus $914.8 million at the end of the first quarter, a sequential increase of $39 million. Of this backlog, approximately $428.5 million is expected to be completed in the next twelve months. Our first quarter results continue to demonstrate the prudent management of our business and our balance sheet during a very challenging period for our industry. During the quarter, we were able to generate operating cash flow of over $29 million and pre-cash flow after capital expenditures of over $25 million. Day sale outstanding decreased sequentially four days from the first quarter to 75.2 days, and our net cash position increased to $165.4 million at the end of the quarter. Additionally, working capital and our current and quick ratios all improved sequentially. Total head count was reduced by approximately 500 without taking any special charges.

                           During the quarter, we continued to experience the effects of a slow overall economy, reduced capital expenditures by telephone companies, and the relative absence of a major cable operator from the marketplace. Yet despite these factors, some industry indicators have begun to stabilize or show potential for slight improvement, particularly during the latter half of calendar 2002.

                           First, the year-long slowing of economic activity showed signs of moderating during the quarter. For telephone companies, while capital expenditures by customers continued at reduced levels, and budgets were executed with less urgency, customers, with the exception of those most heavily indebted, appear to have stabilized their spending plans for 2002. For cable operators, anticipated new projects began to commence and in some instances, accelerate. A leading cable operator indicated publicly its return to the market for system upgrade services, and its intention was evidenced through increased bidding opportunities.

                           Additionally, a customer's uncertainty regarding potential merger

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                           alternatives, which had sharply impacted our first
                           quarter performance, moderated during the quarter, resulting in increasing demand for our services. While all of these factors point to a potentially stabilizing environment, the quarter and the near-term environment remain challenging.

                           To manage these challenges, we have continued several initiatives to help offset pressures on operating margins.

                           First, we have eliminated essentially all capital expenditures going forward with two exceptions: continued investments in information technology, which will have direct impact on our costs, and maintenance replacement of limited amounts of equipment. Capital expenditures net of disposals were just $3 1/2 million during the quarter. Generally, our fleet of capital equipment is in good condition and significantly reduced investment will have little or no impact on operational expenses.

                           Second, we continue to sell idle assets as we reduced field head count, and thirdly, we continue significant reductions in general and administrative expenses, to better align our administrative costs with our near-term anticipated activity. While we sincerely regret the adjustments to our employee head count that we have made and will continue to make, they are necessary to maintain our financial strength and better position Dycom for the current environment.

                           On a positive note, backlog was up sequentially from the first quarter, yet we maintained a disciplined approach to new business, only booking new work so long as it meets our margin targets. In our industry, during periods of reduced demand, it is extremely important to avoid prolonging reduced margins through low margin backlog.

                           During the quarter we received several new projects and a significant number of contract extensions. For BellSouth, extensions of our master contracts in South National, Tennessee; Knoxville, Tennessee; Chattanooga, Tennessee; Pikeville, Kentucky; Birmingham, Alabama; and Montgomery, Alabama. For Verizon, an extension of our Lexington, Kentucky master contractor. For Qwest, an extension of our Utah/Northern Arizona master contracts. And for Citizens, extensions of our master contracts for West Virginia and Tennessee. During the quarter, we also received a contract from Charter for an upgrade of Reno, Nevada, and from Insight, a contract for engineering services in

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                           Louisville, Kentucky. Finally, we also received new
                           locating contracts with Texas Utilities and Philadelphia Electric Company.

                           As Dycom continued to respond to a challenging environment this quarter, we amply demonstrated our strengths. First and foremost, we continued to maintain strong customer relationships throughout all of our markets; we possess an unparalleled blue chip customer base, which has minimized our credit risk during a difficult economic period. Our experienced management team successfully and significantly reduced our work force, and cash increased by over $25 million dollars, strengthening what was already the most robust balance sheet in our industry. Day sale outstanding increased sequentially in a time when other industry participants have experienced more pronounced working capital issues, and while our pricing environment remains tight, we remain focused on time-tested cost controls and productivity improvements as we continually evaluate appropriate staffing and capital equipment levels.

                           In these difficult economic times, we firmly believe that Dycom's superior financial health will increasingly allow us to differentiate ourselves from our competitors in the eyes of our customers, employees, and suppliers. Dycom's financial strength is key to our belief that when growth opportunities return to our industry, we will be the first and the best positioned to take profitable advantage of them. We believe that this advantage relative to other industry participants becomes more pronounced every day. After weighing all of the factors we have discussed today, we have updated our forecast as follows.

                           For the third quarter fiscal 2002, we anticipate earnings per share of $.10 to $.15 cents on revenues of $128 to $138 million. This outlook anticipates a continued slow economy in the U.S., customer budget pressures which only begin to moderate at the end of the first calendar quarter of 2002, and a continued return to the marketplace by a major cable operator.

                           Looking beyond the third quarter, we are not currently in a position to provide specific guidance for the fourth quarter fiscal 2002, as macro-economic conditions, capital market volatility and customer plans generally remain uncertain in the intermediate term and have reduced visibility. That being said, we have three observations as to what factors will be important to track during the next 12 months.

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                           For telephone companies, it appears that current
                           capital spending run rates are below those necessary to ensure that their networks operate efficiently in the intermediate and long term. To the extent that reduced levels of activity are maintained through the first calendar quarter of 2002, as we are observing currently, we believe somewhat counter-intuitively that this will ensure a more sustained rebound in the second half of 2002, when necessary expenditures can no longer be delayed.


                           For cable operators, final resolution of the AT&T/Comcast merger is key. AT&T or its eventual owners continues to have a significant backlog of plant to upgrade. Interestingly, AT&T was 4.2 percent of our revenue this quarter, an increase from 3.3 percent for the first quarter. And finally, recent developments continue to indicate that substantial competitive capacity may be less able to respond to increased future customer demand, due to capital constraints. This trend may accelerate. At this point, I will turn to call over to Dick Dunn, our CFO. Dick.


Dunn: Thanks, Steve. Before I begin with my review, let me remind everyone that we have adopted FAS 142, effective in the first quarter of this fiscal year 2002. In accordance with the provisions of this statement, we have not recorded an amortization charge for our goodwill balance during the current year. In order to give you a true apples-to-apples comparison, I will provide you with prior period information on a pro forma basis, as if we had adopted FAS 142 in last year's first quarter. With that in mind, I will begin my overview of our quarterly financial performance, starting with the income statement.

                           Contract revenues for the current quarter were $138.3 million, which is down 29.4 percent from last year's Q2 of $195.8 million. Revenues for the quarter on a same-store basis were down 32.9 percent. Total revenues for the six-month period ended January 26 declined 28.9 percent to $306.1 million, versus fiscal year 2001 revenue of $430.5 million. Organic revenue activity for the six-month period was down
                           33.9 percent. For the quarter, the top five customers accounted for 53.8 percent of total revenues, versus
                           49.8 percent for the prior year second quarter.

                           For the six months ended January 26, sales to the top five customers as a percent of the total were 53 percent versus 49 percent for the prior year. The top five customers and their respective percentages for Q2 of fiscal year 2002 and 2001 are as follows.

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                           In Q2 fiscal year 2002, our top five customers are as
                           follows: BellSouth, 16.9 percent; Comcast, 15 percent; Adelphia, 11.1 percent, DirecTV, 6.1 percent and Qwest, 4.7 percent. And turning to Q2 of fiscal year 2001, the top five were as follows: BellSouth,
                           17.8 percent; Comcast, 12.2 percent; Qwest, 7.6 percent, Williams Communication 6.3 percent, and Charter Communications 5.9 percent.

                           Net income for the second quarter was $5 million versus $14.1 million in fiscal year 2001, representing a decrease of 64.6 percent. Net income for the six months ended January 26 decreased 64.3 percent to $13 million versus last year's $36.6 million. Fully diluted earnings for the quarter were $.12 cents per share, a 63.3 percent decrease in last year's $.33 cents per share results. CPS for the six-month period ended January 26 decreased 64.7 percent to $.30 cents per share versus last year's $.85 cents per share.

                           Operating margins for the second quarter declined 569 basis points, coming in at 5.51 percent, versus last year's 11.2 percent. This decrease was due to a 197 basis point increase in cost of earned revenues, a 175 basis point increase in general and administrative costs, and a 197 basis point increase in depreciation and amortization. Operating margins for the six-month period declined 679 basis points, coming in at 6.56 percent, versus last year's 13.35 percent. This decrease was due to a 302 basis point increase in cost of earned revenues, a 180 basis point increase in general and administrative costs, and a 197 basis point increase in depreciation and amortization.

                           The effective tax rates for the quarter and six-month periods were 42.7 percent and 42.0 percent, respectively, versus 40.2 percent and 39.8 percent respectively for the prior year's period. This increase was primarily attributable to the mix of income among our subs and the impact that had on our state tax rate.

                           Net interest income for the quarter and six months was $679,000 and $1.6 million respectively, versus $1.1 million and $2.4 million for the prior year. This decrease was primarily a result of declining short-term interest rates, partially offset by positive operating cash generation throughout the period. The interest income is generated through investments in high quality municipal and corporate instruments.

                           For the quarter, our cash flow from operating activities was $29.1 million. The primary components of this cash flow were net

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                           income of $5 million, depreciation and amortization
                           of $8.7 million, and reduction to working capital of approximately $15.4 million. Offsetting the operating cash flow for the quarter were investing and financing activities of $3.7 million, primarily consisting of net capital expenditures of $3.5 million. Cash and cash equivalent at the end of the quarter were $173.3 million, up $25.4 million from the prior quarter. During the quarter, net receivables dropped from $106.7 million to $89.8 million, resulting in a DSO of 69.1 days versus 67.9 at the end of the first quarter, an increase of 1.2 days. Net unbilled revenue balances dropped from the quarter from $39.8 million to $24.5 million, resulting in a DSO of 16.1 days, a reduction of 5.4 days from Q1's figure of 21.5 days.

                           On a cumulative basis, the combined DSO for our trade receivables and unbilled revenues decreased from 79.4 days to 75.2 days, a decrease of 4.2 days. At January 26, our accruals for our self-insured casualty program increased to $14.4 million from $13.1 million at October 27. Of the $14.4 million, $8.7 million represents incurred but not reported claims, an increase of $771,000 from the first quarter. Steve.

Nielsen: Thanks, Dick. On a final note, our tender offer for Argus Communications is proceeding as expected. Now, Rita, we will open the call for questions.

Chris Gutek, Morgan Stanley

Gutek:                     Thanks, good morning, guys.

Nielsen:                   Good morning, Chris.

Gudek: Steve, just a quick question to follow up on the Argus situation. I guess we have a couple days before the tender offer should expire and seems likely that the deal will close then. Could you elaborate on, or give us some sense on, what you guys have done and what their management team has done to prepare for the closure of this deal, in terms of any integration risks over the next couple of months? Have there been any plans put in place in advance of the closing?

Nielsen: Yeah, Chris, we've done all the normal integration planning and we've been hard at it, ever since we announced the deal. It's hard for us to go into a lot of detail, given the fact that we're still in

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                           registration for the tender offer. But we've been
                           hard at it.

Gudek: Okay, great. Switching gears, Steve, in your prepared remarks you mentioned that it sounds as if AT&T broadband has an increase in their cap ex, modestly, and there are certainly expectations that if the acquisition by Comcast closes, that would increase more substantially. Could you elaborate just a bit more on the comment that the cap ex has been increasing here in the short term, what's driving that and if you could quantify it? I know you did mention the percent of your company's revenues, but just a better sense for what they're up to?

Nielsen: I think you can think about it in a couple ways. One, they've publicly announced that in certain of their major markets that they plan on increasing their spending this year significantly at a rate that I've seen published at two to three times what they spent in 2001. Now, that was a small base but that's still a pretty significant increase. I think we're seeing that both in renewed opportunities, where they're beginning to start the process to hire contractors to get work done, and also in a couple instances where we have had projects that had been dramatically slowed last year, we're seeing them come back to us and tell us to plan to turn up the production rates on those particular projects.

Gudek: Okay, very interesting. And then finally, if I could, Steve, you also mentioned in your prepared remarks about you then reducing SG&A expenses and reducing head count further. Could you quantify the head count reductions and also elaborate a bit more on other SG&A reduction initiatives, and potentially how much more costs could be cut if it is necessary?

Nielsen: At the end of the first quarter, Chris, we disclosed that we had almost 5,969 employees. We finished the second quarter with 5,445. So we're down about 500 employees. So we were able to manage that very effectively. We're continuing to do what contractors have to do in a slow environment, which is just make sure that the G&A support staff matches the revenue streams on a market by market, project by project basis. And that's something that we're continuing to do throughout the company every day.

Gudek:                     Okay.  Great.  Thanks, Steve.

DYCOM 2002 Second Quarter Earnings Conference Call                             8
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Stacy Devine, Deutsche Bank

Devine: Just following up somewhat as far as some of the margins and so forth. In the first quarter, you had some issues with DirecTV on your margins. Was that completely out of the picture in the second quarter or was there still a little bit of that flowing into the second quarter?

Nielsen: I think, Stacy, as we had talked about on the November conference call, we still had some of that impact trailing into the first half of this quarter. But it performed as we had expected, and that impact has reversed itself and we're looking to a more stable relationship going forward.

Devine: So would you expect -- even though it sounds like revenue is relatively flat sequentially to down -- that you might have a little bit of an uptick in gross margin because you won't any of that DirecTV impact in the third quarter?

Nielsen: I think when you model out our EPS guidance, Stacy, that would be indicative given the kind of flat to slightly down revenues that we'll see an uptick in margins.

Devine: Okay. And on the activity from AT&T broadband, you mentioned that it sounds like at least the bidding has picked up and so forth. When do you expect that activity to really start to ramp up?

Nielsen: I think it's probably, for our fourth quarter, which would be kind of the latter part of calendar second quarter, there's a lot of engineering work that needs to be done, or engineering that was performed in 2000, has to be what the industry calls re-walked out for changed conditions. And also they've got to build up some material inventory to support it. But we're seeing activity on the engineering side; we're seeing or hearing reports of increased material ordering, and we're seeing projects that were slowed almost to a standstill have some interest from AT&T to get those up and going again.

Devine: Okay. So it sounds like it's more fiscal '03 before we really see that.

Nielsen: You know, we'd always like these things to happen sooner rather than later, but I think for a sustained push, I think it's going to take them that long to get the machine running again. It's a big system,

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                           a lot of moving pieces, and I think that's a
                           reasonable expectation.

Devine:                    Okay.  Thank you.

Ram Kasargod, Morgan Keegan

Kasargod:                  Steve, I've got several questions for you. The first
                           one, I'm curious when you gave your third quarter guidance, which shows no pick-up from the second quarter in spite of backlogs increasing modestly -- can you give us your thoughts on that? How conservative are you being, or?

Nielsen:                   Well, I think there's a couple things going on, Ram.
                           One, the backlog increased particularly because of the contract extensions that we had on several of our master service agreements that we outlined in our comments. And so what that speaks to is, obviously, a reaffirmation of kind of our current term business, because those are contracts that were expiring that we have gotten renewed, but it also gives us visibility out two, three, four years, depending on the length of those extensions. So I think it helps reinforce our current spend rate and indicates that we'll have a good long-term outlook on those contracts.

                           I think, secondly, we are certainly being conservative in our views, given that while the customers are beginning to stabilize their fiscal 2002 plans, it's still late for our industry, generally, for customers to still be figuring that out. And we just don't want to be getting ahead of ourselves, anticipating more vigorous spending when there is still some uncertainty out there.

Kasargod:                  Secondly, Steve, one of your peers reported last
                           week, kind of provided some guidance or thought process, on what they see going forward. I think they were looking for the electric utility maintenance business to be strong for them from outsourcing. They really thought the telecom cap ex markets were still going to be down in the high single digits with CATV being flat. Can you give us your thoughts? I'm particularly curious about CATV because last week we had several major cable companies report, and the trend there seems to be mixed, with some cable companies doing well, and then some cable companies investors seem to be concerned about liquidity issues. And since I don't follow cable service providers as closely as I do telecom, I would like your thoughts on that.

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Nielsen:                   Yeah, I think there's definitely a mixed performance
                           with the cable operators. There are some that have very ambitious plans for this year, and certainly AT&T's portion, or dominant market position, is key. You know, they represent about a third of the [passings] in America and their spending can have a significant impact on overall industry spending. I think, on the telecom side, what we're seeing is run rates, as best we can tell currently, that are at or maybe slightly better than the fourth quarter -- calendar quarter -- of 2001, that are being forecasted to continue for a period of time. So we're not seeing any real marked deceleration. We're just not seeing a re-acceleration, given full year 2001 run rates. The only exception that I would note there is that the situation at Qwest, in particular, is still somewhat fluid given their widely-known issues with the commercial paper markets. So I think that's probably the situation that's probably the most fluid on the telecom side. But it appears like run rates are settling in, you know, at rates that are not a deceleration, for the most part, from the fourth calendar quarter.

Kasargod:                  I have two more, if you don't mind, Steve. The one
                           before the last is, can you give us your thoughts on some of these bills before Congress on the telecom sector -- Tauzin Dingle, what it does for last-mile spending and how you guys are going to play into that?

Nielsen: Sure, I think, Ram, anything that happens that effectively reduces the cost to capital for new telecom build-outs or expansion of existing services to wider markets is going to be good for the business. I'm not specifically aware of all of the bills there, but I know that several of them either offer tax credits or rapidly accelerated depreciation on new telecom build-outs. And certainly anything that can re-ignite capital spending is going to be good for our business.

Kasargod:                  And then finally, you know, you made some comments
                           about the Arguss merger, how it was going along. When you announced that merger, you talked about the synergies; hopefully it would be neutral to your results this year and then accretive in your next fiscal year. Can you give us an update on that based upon further due diligence you might have done?
                           Number one, is there any more exposure at both companies to emerging carriers or riskier receivables? And then secondly, what happens to the status of their Conceptronic manufacturing business?
                           Have any been decisions been made yet? And then when do you hope to close that merger?

Nielsen: We'll start with the emerging carrier comment, Ram. I think from

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                           the Dycom perspective, if you look at the list of
                           customers that Dick provided as the top five, these are all good, solid customers. They represent a little bit over 50 percent of our business, and so I don't think Dycom's risk profile has materially changed at all this quarter. We're hesitant, Ram, to give a lot of details about the status of the Argus transaction because we are in registration and what we plan to do is when we close that transaction -- which will hopefully be shortly -- we will certainly have a call and provide our latest views at the time of that call on where we see our forward numbers, synergies, and what we'll do to look at Conceptronic. But at this point, until we close it, we don't have any new views that we can share with you.

Kasargod:                  Thanks a lot.

Greg Myrtle, Advantage Capital

Myrtle:                    Hi, Steve, how you guys doing?

Nielsen:                   Very good.

Myrtle: Just a quick question. Did you guys buy any stock back this quarter and Q1 as well?

Nielsen:                   We did not buy any shares back in this quarter.
                           That's not something to do when you're in the midst of a tender offer. And we did buy about $1.1 million dollars worth of shares back in the first quarter.

Myrtle:                    Thank you very much.

Alex Rygell, Friedman Billings

Rygell: Good morning, Steve. Couple quick questions. Number one, is Argus going to report their fourth quarter results, and if so, when?

Nielsen: At this point, I think if you look at the registration statement, they have not pulled together their fourth quarter numbers, and so we don't have any further information than what's in the registration statement.

Rygell: Great. And with regards to your G&A in the quarter improved nicely sequentially, can you provide us an update as to what the

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                           current run rate G&A expense is?

Nielsen: I think it's in line with what we reported for this quarter, although that we had, at a couple of subsidiaries, made further cuts in the January period. So we would hope that we would continue to have a downward bias until business picks up. We'll be very happy when our G&A, in an absolute dollar sense, starts to trend upwards, because that means revenue will be going the other way, too.

Rygell: Sure. And one other question. With regards to the contract extensions with BellSouth, Verizon and Qwest, could you comment on the pricing trends on those? I apologize if I missed your answer earlier.

Nielsen: Yeah. There were no negative trends whatsoever. They were renewed at essentially flat to increasing prices, so we do not incur any real negative renegotiations in the quarter.

Rygell:                    Great. Thank you.

Eric Warren, Kaufman Brothers

Warren:                    Good morning.

Nielsen:                   Good morning.

Warren: Just a quick question on your IT spending, if you could go into detail, exactly what you're doing - financial or field work? And does Argus have the same or similar systems?

Nielsen: What we have been doing is, we continue to go through an upgrade process, subsidiary by subsidiary, on our field accounting systems, with a primary focus on improving their ability to manage their labor costs and equipment costs. We went through an upgrade last year of our Dycom Corporate Systems by implementing Hyperion, which gives us excellent capabilities to consolidate numbers and do analytics. And furthermore, we've also introduced several initiatives on our Dycom Corporate Internet site, which allows us for timely requisition activities so that we keep a real pulse on the cap ex spending and disposals. So those are the areas that we're focused on right now.

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Warren:                    Okay. And Argus using similar systems or do you see
                           that continuing as you integrate the businesses?

Nielsen: Eric, once again, we can't comment specifically on Argus given the status of the tender--

Warren:                    Okay.

Nielsen: But I can tell you this, that in all of our operations, as we've taken ownership, we have put an increased emphasis on job tracking and productivity enhancements that we think we can get through the use of IT, and I'll just leave it at that.

Warren:                    All right  Thank you.

Chris Gudek, Morgan Stanley

Gudek: Thanks. Dick, do you have the revenues broken out by the four different segments, and would you also have the same-store revenue growth by the segments for the quarter?

Dunn: No, I don't have that, Chris, but I do have the breakout of each category. For the quarter, we had telecom came in at 40.7 percent; cable TV at 48.7, utility locating at 8 percent, and electrical installation at 2.6, versus last year, telecom at 52.4, cable at 41.2, utility at 4.5, and electrical at 1.9.

Gudek:                     Okay.

Nielsen: I think what you'd see, Chris, overall -- Dick disclosed that we had negative organic growth of about, a little more than 30 percent. I think what you'd find is the utility locating business grew year over year on an absolute basis, so that obviously we had some good growth there. And that the cable business probably declined somewhat less than the telecom spending.

Gudek: Okay. And Steve, a follow-up on your comments earlier about a strong balance sheet. The company arguably is over-capitalized. Are you -- in the context of hopefully closing the Argus acquisition within a couple days -- considering or open to the considerations for additional decent-sized acquisitions potentially through the payment of cash? Or what is your thinking with the use of the cash on the balance sheet?

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Nielsen:                   I think, Chris, we have no specific plans other than
                           closing the Argus tender right now. I think generally what we've said, you know, repeatedly over the past, is that we look at that cash as an opportunity to profitably respond to new growth opportunities that other more strained companies may have difficulty doing. And also, you know, we've always said we're going to look at the external returns for the use of that cash versus the share buy-back.

Gudek: And any interest in commenting on what price you'd be interested in buying back stock more aggressively?

Nielsen: How many times have you had a company comment on that one, Chris? Other than to say that we're continually evaluating it versus the alternatives.

Gudek:                     Okay, fair enough.  Thanks, guys.

Nielsen:                   Thanks, Chris.

Toby Summer, Sun Trust

Summer: Good morning. Could you comment on some of the factors that you listed going forward that'll impact the business, specifically telecom and the run rate for network maintenance if that extends itself out another quarter or so, may imply a more sustained rebound? What sort of metrics should we look at? Is it, typically speaking, in the RBOC space, a percentage of revenue that is typically spent on cap ex?

Nielsen: That's certainly only proxy that you can look at. I think the other more granular approach is to take a look at where they're in trouble with state regulatory commissions, where they're having trouble meeting service requirements, average intervals for them to clear out-of-service customers and all of those things that tend to expand when they invest less than kind of the long-term run rate in their infrastructure.

Summer: And lastly, I had one follow-up question. Could you go over the percentage of revenue for your top five customers? I missed that.

Nielsen:                   Yeah.  Dick?

Dunn:                      Sure. For this quarter, it was BellSouth at 16.9;
                           Comcast 15

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                           percent; Adelphia 11.1; DirecTV 6.1 and Qwest 4.7.
                           And for the comparable quarter last year it was BellSouth at 17.8; Comcast at 12.2; Qwest at 7.6; Williams Communications at 6.3 and Charter Communications at 5.9.

Summer:                    Thank you.

Nielsen:                   Thank you.

Rom Kasargod, Morgan Keegan

Kasargod:                  Steve, I'm kind of curious to get your thoughts on
                           this, you being in this business a long time and seeing all the different cycles come and go. You know, the last couple of calls you're still being very hesitant to go beyond one quarter in giving your guidance. And right now, you're starting to say things are stabilizing. When do you think you're going to be in a position to start being more specific about your growth outlook, or what you believe will be a growth outlook for the company going forward? I'm just curious to get your thoughts.
                           What are you waiting to see happen? I mean, are your customers going to start increasing their cap ex budgets, or?

Nielsen: I think on the telephone side, Ram, we always look at the macro economy, with somewhat of a lag, so that they don't respond to an immediate upturn but they generally do with a lag. I think this is a year -- and this is just from experience, not based on anything we're seeing now -- but this will be a year where we should watch cap ex budgets and not necessarily look for cap ex increases, but look for disclosures where they've overspent budgets. I think historically the pattern has been that there's a transition period where customers overspend budgets, then reflect that overspending in the next year's budget. So I think that this normally would be a year where we would look for that. And then clearly, it's hard to underemphasize the role of AT&T. You can't have a third of the cable business sitting on the sideline and have any real strong visibility with them there. So as they get off the sideline and get back into procuring services, that certainly will strengthen up trend lines and help provide visibility.

Kasargod:                  The RBOC's, in reporting fourth quarter results,
                           have all talked about aggressively pushing DSL deployment this year. And in fact, The Wall Street
                           Journal last week, on Monday, had a cover story on SBC and them trying to hold the regulators hostage before increasing their DSL deployment. Do you have any thoughts on

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                           that?

Nielsen: I mean, we continue to see some activity where there is quite a bit of DSL activity ongoing, so I think we see that in the marketplace, in line with what our customers have disclosed. I mean, clearly -- and this goes back to your prior question on the overall political and regulatory environment -- there is some desire on the path of our telephone company customers to have more certainty that the money that they spend for increasing bandwidth will earn them a return similar to those that the cable operators can earn. And anything that resolves that situation will certainly accelerate their spending. I think the other thing, on the cable side of the business, is that we're beginning to see several new applications that are being rolled out by our customers, all of which are going to help their cash flows. And I think anything that helps customer cash flow will enable them to spend some more money. So I think that's also a positive.

Kasargod:                  And then finally Steve, if you don't mind, could you
                           review what your cap ex budget is going to be for this fiscal year? And then, has any cap ex budget been set for '03 going forward?

Nielsen: You know, our budget this year, Ram -- and Dick, you can get the exact numbers where we stand year to date while I'm answering the question. We disclosed on the last call that we were looking at $12 to $15 million. I think that's still where we are able to bring the budget in, maybe a little bit less, and I think we're able to do that because we have not had any -- you know, we invested in good equipment for a long period of time and so we've got a good, well-performing fleet.

Dunn: Right. We're on track -- I mean, we're at $6.8 through the second quarter, so pretty much right on line with that $12 million figure, and probably, if anything, we could squeeze down the second half of the year a bit.

Nielsen: We'll be happy to report back that our cap ex has gone through our original budget, Ram, because that'll indicate that we've got a bullish outlook to our growth. In the meantime, we're going to be as cost efficient and effective as we can be.

Kasargod:                  And then finally, on your sale of idle assets, are
                           you making money on them, breaking even, or is it hurting your Other Income line?

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Nielsen:                   If you look at the Other Income, Ram, that's
                           basically our interest income in our proceeds from the sale of assets, where we have shown a slight profit on the sale of those assets. So we have not hesitated to surplus idle assets based on any concern about the impact. So I think generally it's either been -- you know, one quarter it's a slight positive, one quarter it's a slight negative, but generally it's been a good number. I think the one that's probably impacted us the most, as everybody's aware, is while we have a lot of cash, our interest income is down just based on the overall pronounced decline in short-term rates.

Kasargod:                  Okay, thanks a lot.

OPERATOR:                  And there are no further questions queued up at this
                           time.

Nielsen: Well, Rita, we thank everybody for attending the call, and we'll look forward to speaking to you at our next call. Thank you.

OPERATOR:                  Ladies and gentlemen, that does conclude your
                           teleconference for today. Thank you for your participation. You may now disconnect.